Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A, of our report dated April 10, 2013, with respect to the financial statements of Kraig Biocraft Laboratories, Inc. as of and for the year ended December 31, 2012. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ PS STEPHENSON & CO., P.C.

PS Stephenson & Co., P.C
Wharton, Texas
January 30, 2015